Exhibit 2.1
                                                                  Execution Copy


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 4, 2005, is entered into by and among John H. Harland Company, a Georgia corporation ("Buyer"), Justice Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Buyer ("Sub"), Liberty Enterprises, Inc., a Minnesota corporation (the "Company"), the shareholders of the Company listed on the signature page hereto (the "Controlling Shareholders") and David L. Copham solely in the capacity as the shareholder representative as set forth in this Agreement (the "Shareholders' Representative").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Buyer, Sub and the Company deem it advisable and in the best interests of each respective corporation and its shareholders that Buyer and the Company combine their businesses upon the terms and conditions set forth herein;

         WHEREAS, the combination of Buyer and the Company shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into the Company, the Company will become a wholly-owned subsidiary of Buyer and the shareholders of the Company (the "Company Shareholders") will receive cash (the "Merger"); and

         WHEREAS, the parties intend and acknowledge that the Merger will be treated in accordance with the election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1.      Effective Time of the Merger.

        (a) Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") in substantially the form attached hereto as Exhibit A and as required by the Minnesota Business Corporation Act ("Minnesota Law") shall be executed by Sub and the Company and filed with the Secretary of State of the State of Minnesota on the Closing Date.

         (b) The Merger shall become effective upon the filing of the Articles of Merger with the Minnesota Secretary of State (the "Effective Time").

         Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Central time, on the date which is as soon as reasonably practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VI, but in no event more than 10 days after such satisfaction or waiver (the "Closing Date"), at the offices of Maslon Edelman Borman & Brand, LLP or at such other place and time as may be mutually agreed by the Company and Buyer.

         Section 1.3. Effects of the Merger.

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         (a) At the Effective Time Sub shall merge with and into the Company, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Buyer (the Company following consummation of the Merger is sometimes referred to herein as the "Surviving Corporation"). In addition, the Articles of Incorporation of the Sub in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation and the Bylaws of the Sub in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.
         (b) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Minnesota Law.

         Section 1.4. Directors and Officers. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         Section 1.5. Section 338(h)(10) Election; Purchase Price Allocation.

         (a) Election. Buyer and all Company Shareholders shall join in the making of a timely election under Section 338(h)(10) of the Code, Treasury Regulations 1.338(h)(10)-1T, and similar provisions of state law with respect to the purchase and sale of the Common Stock, $.01 par value ("Company Shares"), of the Company (the "Section 338(h)(10) Election").

         (b) Forms. Buyer (at its sole cost and expense) shall prepare, execute and deliver to the Shareholders' Representative, who shall arrange for all Company Shareholders (with respect to the Company and any Purchased Entity that will become a C corporation as a result of the consummation of the Merger), to execute and deliver to Buyer, IRS form 8023, which form shall be prepared, executed and delivered by Buyer to the Shareholders' Representative as soon as practical after the execution of this Agreement. In addition, Buyer (at its sole cost and expense) shall prepare, execute and deliver to the Shareholders' Representative, who shall arrange for all Company Shareholders to execute and deliver to Buyer, such other documents and forms as Buyer shall reasonably request or as are required by applicable law for an effective Section 338(h)(10) Election, including, without limitation, IRS form 8883 (together with any schedules or attachments thereto) or any successor form required pursuant to applicable Treasury regulations. The content of any IRS form 8883 to be filed by the Buyer shall be subject to the terms of Section 1.5(c) hereof. The content of any document or form contemplated by this Section 1.5(b), other than IRS form 8023 or IRS form 8883, shall be subject to the Company Shareholders' consent, which consent will not be unreasonably withheld or delayed.

         (c) Purchase Price Allocation. Within 90 days after the Closing Date, Buyer shall provide the Shareholders' Representative with an interim proposed schedule (the "Allocation Schedule") allocating the Aggregate Merger Consideration, as defined in Section 2.1(d), plus any assumed liabilities and all other items comprising the "Aggregate Deemed Sale Price" of the Company's assets ("ADSP"), in each case that are apportioned to the purchase of the Company Shares (the "Section 338(h)(10) Allocable Amount"), among the assets deemed to be sold as a result of the making of the Section 338(h)(10) Election. Such ADSP and Allocation Schedule shall comply with the rules of Section 338 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that the parties agree that the fair market value of both the Company's tangible personal property (other than inventory) and the Company's other personal property acquired by the Company prior to the Effective Time (other than cash,

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accounts receivable, prepaid expenses and the Company's investment in Cavion LLC
("Cavion")), does not exceed $13,000,000. The Shareholders' Representative must either accept or reject the ADSP and the Allocation Schedule within 30 days of receipt thereof. If the Shareholders' Representative accepts the ADSP and the Allocation Schedule, it shall become final and binding on the parties hereto. If the Shareholders' Representative rejects the ADSP and the Allocation Schedule, the parties shall in good faith attempt to resolve the dispute within 15 days after written notice to Buyer of that rejection. Any such resolution shall be final and binding on all of the parties hereto. Any unresolved disputes shall be promptly submitted to Ernst & Young LLP or such other independent accounting firm of national reputation as may be mutually acceptable to the Shareholders' Representative and Buyer (the "Independent Accountants") for resolution, with such resolution being final and binding on the parties hereto. Buyer, on the one hand, and the Shareholders' Representative (from the Escrow Fund), on the other hand, will each pay one-half of the fees and expenses of the Independent Accountants. The parties shall cooperate with each other and the Independent Accountants in connection with the matters contemplated by this Section 1.5(c), including, without limitation, by furnishing such information and access to books, records (including, without limitation, accountants work papers), personnel and properties as may be reasonably requested.

         (d) Revisions. The parties hereto will revise the Allocation Schedule to the extent necessary to reflect any indemnification payment made under
Article VIII hereof or any other post-Closing payment made pursuant to or in connection with this Agreement. In the case of any such payment, Buyer shall propose a revised Allocation Schedule, and the parties hereto shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

         (e) Consistent Treatment. Each of the parties hereto agrees to (a) prepare and timely file all Tax Returns, as defined in Section 3.9, including, without limitation, form 8023 (and all supplements thereto) in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with the Allocation Schedule for all Tax (as such term is defined in Section 3.9) purposes.

         (f) Taxes Resulting from Election. All Company Shareholders shall include any income, gain, loss, deduction or other Tax item resulting from the
Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. Notwithstanding any other provision to the contrary in this Agreement, each Company Shareholder shall be responsible for and shall pay all Taxes imposed on such respective Company Shareholder resulting from the Section 338(h)(10) Election (the "Section 338(h)(10) Election Taxes").

         (g) Expenses of Election. The Company Shareholders, on a pro-rata basis, shall reimburse Buyer for all Taxes, costs and expenses associated with or resulting from the Section 338(h)(10) Election applicable to the Company or any of the Purchased Entities, including but not limited to any transfer Taxes, deed Taxes, filing fees, sales Taxes, personal property Taxes, real estate Taxes and income Taxes (the "Shareholder Entity Taxes"), other than any Taxes payable by the Company Shareholders pursuant to the obligation set forth in Section 1.5(f) above. The Shareholder Entity Tax obligations will be satisfied pursuant to Section 2.1(d).

                                   ARTICLE II
                               CONVERSION OF STOCK

         Section 2.1. Conversion of Common Stock; Merger Consideration.
                      ---------------------------------------------------
At the Effective Time, by virtue of the Merger and without any further approval of the holders of any shares of capital stock of the Company or Sub:

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         (a) Common Stock of Sub.  Each  outstanding  share of common
             -------------------
stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Certain Shares. Any Company Shares that are owned immediately prior to the Effective Time by Buyer, Sub, the Company or any subsidiary thereof shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Shares. Each Company Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be converted, without any action on the part of the holder thereof, into the right to receive in cash an amount equal to the final computation of the Aggregate Merger Consideration (as defined below) divided by the number of Company Shares outstanding immediately prior to the Effective Time (including the Dissenting Shares) (the "Per Share Merger Consideration"), without interest, and each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of Minnesota Law. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.1(c) after the Effective Time. At and after the Effective Time, each Company Shareholder shall cease to have any rights as a shareholder of the Company and, until surrendered in accordance with the provisions of
Section 2.4 below, each certificate representing Company Shares ("Certificates"), other than Certificates representing Dissenting Shares, shall represent for all purposes only the right to receive the Per Share Merger Consideration for each Company Share represented thereby.

         (d) Merger Consideration. The total consideration payable for the Company Shares in the Merger (the "Aggregate Merger Consideration") shall equal $160,000,000, plus all cash and cash equivalents held by the Company as of the Closing Date, minus: (1) all Indebtedness for Borrowed Money (as defined below),
(2) the amounts owed by the Company, unless paid prior to the Closing, as a result of the Merger pursuant to (i) the engagement agreement between the Company and Duff & Phelps, LLC (formerly, Valuemetrics Capital, L.L.C.) dated September 2, 2004 and amended on October 25, 2004; (ii) the Liberty Enterprises, Inc. Directors' Equity Share Incentive Plan, effective January 1, 2005; (iii) any executive transaction success bonuses due to the Company's Chief Executive Officer, Chief Financial Officer, Executive Vice President - Sales and Executive Vice President - Marketing as determined by the Company's Board of Directors ("Success Bonuses") and the project bonuses due two employees in the aggregate amount of $40,000; (iv) all fees and expenses payable by the Company to its legal, accounting, tax and other professional advisors and, to the extent applicable, the amounts payable by the Company to the trustee, financial advisor and legal advisor of the Company ESOP (as defined in Section 3.2), all in connection with the transactions contemplated by this Agreement incurred prior to the Closing Date ("Professional Fees"); (v) the Change of Control, Confidentiality and Noncompete Agreement between the Company and David Copham dated December 15, 2004 if such agreement is in effect on the Closing Date; and
(vi) the cost and expense of the Tax Insurance (as defined in Section 8.1(b)), and (3) the estimated Shareholder Entity Taxes. To the extent the Tax Insurance is paid for by any person other than the Company, the Company shall reimburse such person on the Closing Date. The Professional Fees and the Shareholder Entity Taxes will be estimated by the Company on the Closing Date. Within 30 days after the Closing Date the Shareholders' Representative and Buyer will determine the final amount of the Professional Fees (the "Final Expenses"). If the Final Expenses are less than the Closing estimate, Buyer shall promptly pay the difference to the Shareholders' Representative for distribution to the Controlling Shareholders. If the Final Expenses are more than the Closing estimate, Buyer shall have the right to obtain reimbursement for the difference from the Escrow Fund, without giving effect to the Threshold set forth in
Section 8.1(b). As soon as the Shareholder Entity Taxes are ascertained and agreed to by Buyer and the Shareholders' Representative, then if the final Shareholder Entity Taxes are less than the Closing estimate, Buyer will refund the over-estimate to the Shareholders' Representative for distribution to the

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Controlling Shareholders and if the final Shareholder Entity Taxes are more than the Closing estimate, the Shareholders' Representative will pay to Buyer the under-estimate from the Escrow Fund. "Indebtedness for Borrowed Money" shall mean (i) the amount owed to Bank One, NA (successor by merger to Bank One, Wisconsin) as of the Closing Date pursuant to that certain Credit and Term Loan Agreement dated as of August 28, 2000, as amended, between Bank One, NA and the Company, and (ii) any other indebtedness for borrowed money of the Company as of the Closing Date all of which is set forth on Schedule 2.1(d).

         Section 2.2. Escrow Fund. Notwithstanding any provision of Section
2.1, at the Effective Time, Buyer shall deliver to SunTrust Bank (the "Escrow Agent") $8,000,000 in cash (the "Escrow Fund") by wire transfer, to be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement substantially in the form attached as Exhibit B hereto (the "Escrow Agreement"). The Escrow Fund shall be withheld pro rata from the Per Share Merger Consideration otherwise deliverable to the Controlling Shareholders in respect of their Company Shares. The parties agree that the Controlling Shareholders are, and shall be treated as, the owners of the Escrow Fund, together with any earnings thereon, for federal and state income tax purposes and that the Controlling Shareholders shall, except as may otherwise be provided in the Escrow Agreement, include in taxable income any earnings on the Escrow Fund on a pro-rata basis in accordance with their ownership of Company Shares prior to the Effective Time. Each of the parties hereto which is a party to the Escrow Agreement agrees to execute and deliver the Escrow Agreement on the Closing Date, and Buyer agrees to cause the Escrow Agent to execute and deliver the Escrow Agreement on the Closing Date.

         Section 2.3.  Dissenting Shares.
                       -----------------

         (a) Notwithstanding any provision of this Agreement to the contrary, any Company Shares held by a Company Shareholder who has exercised such holder's dissenting rights in accordance with Minnesota Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenting rights ("Dissenting Shares"), shall not be converted into or represent the right to receive any consideration under this Agreement, and such holder shall only be entitled to such rights as are granted by Minnesota Law.

         (b) Notwithstanding the provisions of Section 2.3(a), if any holder of Dissenting Shares, after the Effective Time, withdraws such holder's demand for dissenting rights for such Dissenting Shares or waives or loses dissenting rights, in either case pursuant to Minnesota Law, such holder's Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Merger Consideration with respect to such Dissenting Shares in accordance with Section 2.1(c), without interest, which amount shall be paid by Buyer, subject to Section 2.4, upon the later of the Closing or five (5) days after such dissenting rights lapse.

         (c) The Company shall give Buyer (i) prompt notice of any written demands for dissenting rights pursuant to Minnesota Law, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) subject to Minnesota Law, the opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for dissenting rights. The Company shall not voluntarily make any payment with respect to any demands for dissenting rights or offer to settle or compromise any such demands without Buyer's consent.

         Section 2.4.      Exchange of Certificates.

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         (a) The Company shall use its best efforts to cause each holder of
Company Shares to deliver to Buyer at the Closing such shareholder's Certificate. At the Closing, Buyer or the Surviving Corporation shall deliver to each Company Shareholder who has previously delivered a Certificate the Per Share Merger Consideration issuable in respect of such shareholder's Certificate, less, with respect to the Controlling Shareholders only, such shareholder's pro-rata share of the Escrow Fund (the "Closing Per Share Merger Consideration"), by wire transfer of immediately available funds to an account designated in writing by such shareholder to Buyer.

         (b) If any Company Shareholder does not deliver his or her Certificate at or prior to the Closing, then from and after the Effective Time, each holder of an outstanding Certificate shall have the right to surrender such Certificate to Buyer and receive promptly (and in any event within 10 days) in exchange therefor the Closing Per Share Merger Consideration payable in respect of such Certificate. Until surrendered, each outstanding Certificate that prior to the Effective Time represented Company Shares shall be deemed for all corporate purposes to evidence ownership of the Per Share Merger Consideration attributable to the surrendered Company Shares, but shall, subject to applicable dissenting rights under Minnesota Law and Section 2.3, have no other rights. From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of any Company Shares.

         (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an appropriate affidavit of that fact, Buyer shall pay in exchange for such Certificate the Closing Per Share Merger Consideration upon receipt of such affidavit and such shareholder will be entitled to the Per Share Merger Consideration for each such Company Share, subject to the terms of this Agreement and the Escrow Agreement.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Buyer that:

         Section 3.1.  Organization and Standing.
                       ---------------------------

         (a) The Company and each of its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, (iii) is qualified as a foreign corporation to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or leasing of its properties or assets requires such qualification, except for such jurisdictions where the failure to be so qualified does not have a Material Adverse Effect (as defined below), and (iv) has all necessary government approvals to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such approvals does not have a Material Adverse Effect. Schedule
3.1 sets forth a complete and accurate list of each of the Company's subsidiaries and the jurisdictions in which they are qualified to do business. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the financial condition, operations, assets or liabilities of the Company or such subsidiary or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall either of the following be deemed to constitute, nor shall they be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) any changes affecting the industry in which the Company operates or any changes in general economic conditions that do not disproportionately impact in any material respect the Company, or (ii) any action required by this Agreement or to which Buyer has given its prior written consent.

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         (b) The Company has made available for Buyer's review complete and correct copies of its Articles of Incorporation (the "Company Articles of Incorporation") and Bylaws (the "Company Bylaws"), each as amended to date. The Company Articles of Incorporation and the Company Bylaws are in full force and effect, and the Company is not in violation of any material provision of either thereof.

         (c) The minutes of the meetings of the directors and shareholders and the stock records of the Company previously made available for review by Buyer are complete and accurate records of such meetings, through the date hereof.

         Section 3.2. Capitalization. The capital stock of the Company consists of 10,000,000 authorized shares of capital stock, $.01 par value, of which 2,300,644 voting and 2,213,775 non-voting common shares are issued and outstanding. As of immediately prior to the Effective Time, (i) the issued and outstanding Company Shares will be held of record by the Controlling Shareholders and by the Employee Stock Ownership Plan component of the Liberty Shares Freedom Plan (the "Company ESOP") as set forth in Schedule 3.2, (ii) such shares will constitute all of the issued and outstanding capital stock of the Company, and (iii) all of such shares will be validly issued, fully paid and nonassessable and free of preemptive rights. The Company does not have any outstanding options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock rights or other agreements or commitments obligating the Company to issue or sell any shares of capital stock of the Company. All issuances, transfers, purchases or redemptions of the capital stock of the Company have been in compliance in all material respects with all applicable agreements and United States federal, state or local statutes, laws, rules, regulations, ordinances, codes, orders, decrees or other requirements or rules of law ("Laws"). Except as set forth in Schedule 3.2, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or to pay any dividend or make any other distribution in respect thereof.

          Section 3.3. Authority for Agreement.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and subject to the approval of the Merger by the holders of the Company Shares, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, other than the approval of the Merger and the adoption of this Agreement by the holders of the Company Shares and the approval of the Articles of Merger as contemplated by Section 1.1. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

         (b) The Controlling Shareholders have the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Controlling Shareholders and constitutes a valid and binding obligation of the Controlling Shareholders enforceable against each of them in accordance with its terms.

         Section 3.4.      No Conflict.

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         (a) Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement by the Company do not, and, subject to the terms of this Agreement, the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws, (ii) conflict with or violate in any material respect any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in a breach of or constitute a default under any agreement to which the Company is a party or by which it is bound, except for any such breaches or defaults which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

         (b) Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement by the Controlling Shareholders do not, and the performance by the Controlling Shareholders of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not, (i) violate in any material respect any provision of any Law applicable to the Controlling Shareholders, or (ii) violate or conflict with in any material respect, or result in a material breach or default under, any term or condition of any court order, agreement, document or other instrument to which any Controlling Shareholder is a party or by which any Company Shares held by a Controlling Shareholder are bound.

         Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Controlling Shareholders and the Company do not, and the performance of this Agreement by the Controlling Shareholders and the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except for (i) the filing of the Articles of Merger with the Minnesota Secretary of State, (ii) those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) such other consents, approvals, authorizations, permits, filings or notifications by or with any Governmental Entity, which in the aggregate, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.6. Compliance. The Company (i) has been operated in compliance in all material respects with all Laws applicable to the Company or by which any property or asset of the Company is bound or affected, and (ii) is not in default or violation in any material respect of any note, mortgage, indenture, contract, lease, license, permit, franchise or other agreement to which the Company is a party or by which any property or asset of the Company is bound, except for any noncompliance, defaults or violations which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.7. Financial Statements; Absence of Undisclosed Liabilities.
Schedule 3.7 sets forth (i) the audited consolidated balance sheet of the Company as of December 31, 2004, the related consolidated statements of income and cash flows for the year then ended and the footnotes related thereto, together with the audit report of Grant Thornton LLP, and (ii) the audited consolidated balance sheet of the Company as of December 31, 2003, the related consolidated statements of income and cash flows for the year then ended and the footnotes related thereto, together with the audit report of PricewaterhouseCoopers LLP (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, (ii) have been prepared from, and are in accordance with, the books and records of the Company, and (iii) present fairly, in all material respects, the financial position of the Company as of each balance sheet date and the results of its operations for the periods indicated. To the Company's Knowledge (as defined in Section 3.9), the Company has not incurred any material debt, Indebtedness for Borrowed Money, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that would reasonably be xpected to have a Material Adverse Effect, except (i) as reflected or reserved against in the Financial Statements, (ii) those arising in the ordinary course of business of the Company, or (iii) as reflected on any Schedule to this Agreement.

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         Section 3.8. Absence of Certain Changes or Events. Except as
contemplated by this Agreement or disclosed on Schedule 3.8, since December 31, 2004 the Company has conducted its business only in the ordinary course and consistent with prior practice, and there has not been (i) any event that has had or would reasonably be expected to have a Material Adverse Effect, (ii) any declaration or payment of any dividend or other distribution with respect to the capital stock of the Company other than tax dividends in the ordinary course of business, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in Sections 5.1(b) or 5.1(c) which if taken after the date of this Agreement would be in violation of either such Section.

         Section 3.9. Tax Matters.

         (a) All Tax Returns required to be filed by or on behalf of the Company or any of its direct or indirect, partly or wholly-owned subsidiaries, including interests in partnerships, trusts and limited liability companies (collectively with the Company referred to as "Purchased Entities") have been duly and timely filed with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes (whether or not shown on any Tax Return) payable by or on behalf of any Purchased Entity have been timely paid. With respect to any period for which Tax Returns of or relating to any Purchased Entity have not yet been filed or for which Taxes are not yet due or owing as of December 31, 2004, the relevant Purchased Entity has made adequate accruals for such Taxes on the face of the December 31, 2004 balance sheet included in the Financial Statements and on its books and records.

         (b) Each Purchased Entity has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid under all applicable Laws.

         (c) Buyer has been given the opportunity to review complete copies of all federal, state, local and foreign income or franchise Tax Returns of each Purchased Entity that have been filed for the taxable periods ended December 31, 2001 and thereafter.

         (d) Except as disclosed on Schedule 3.9(d), there have been no audits or notice of pending audits or inquiries by the IRS or any other Governmental Entity within the last four years relating to any Taxes due from or with respect to any Purchased Entity. No issue has been raised by a Governmental Entity in any prior examination of any Purchased Entity that, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made or, to the Knowledge of the Company, threatened by a Governmental Entity in a jurisdiction where any Purchased Entity does not file Tax Returns that a Purchased Entity is or may be subject to taxation by that jurisdiction. Except as set forth on
Schedule 3.9(d), none of the Purchased Entities has consented to extend the statute of limitations with respect to any Tax.

         (e) None of the Controlling Shareholders or the Company ESOP, the Purchased Entities or any other person on their behalf has filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Purchased Entity.

         (f) None of the Controlling Shareholders, the Company ESOP, the Purchased Entities or any other person on their behalf: (i) is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to any Purchased Entity, (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to any Purchased Entity, or (iii) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) None of the Purchased Entities is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing. Except as disclosed on Schedule 3.9(h), none of the Purchased Entities has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. None of the Purchased Entities is subject to any private letter ruling of the IRS or comparable rulings of any foreign, state or local Governmental Entity that has been directed specifically to the Purchased Entity.

(i) There are no Liens (as defined below), other than Permitted Liens (as defined below), as a result of any unpaid Taxes upon any of the assets of any Purchased Entity.

(j) Schedule 3.9(j) sets forth each corporation in which the Company either currently or previously has held shares, directly or indirectly. Except as set forth in Schedule 3.9(j), each of the entities set forth on Schedule 3.9(j) (each, a "Schedule 3.9(j) Entity") is or was (prior to its sale or dissolution), as appropriate, a qualified subchapter S subsidiary within the meaning of
Section 1361(b)(3)(B) of the Code. Except as set forth on Schedule 3.9(j), each
Schedule 3.9(j) Entity is or was (prior to its sale or dissolution), as appropriate, a qualified subchapter S subsidiary in all states (including the District of Columbia) that follow Federal income Tax laws concerning qualified subchapter S subsidiaries and in which the Company is required to file a Tax Return.

(k) Schedule 3.9(k) sets forth each partnership, limited liability company or other entity, foreign or domestic, in which the Company has owned any equity interest (other than marketable securities) since December 31, 1997. Except as noted on Schedule 3.9(k), each entity set forth therein is or was (prior to its sale or dissolution), as appropriate, either (i) properly treated as a disregarded entity under Treasury Regulations Section 301.7701-3 and under similar provisions of state or local law in each jurisdiction where such entity is or was required to file a Tax Return, or (ii) properly treated as a partnership under Subchapter K of the Code and in each jurisdiction where such entity is or was required to file a Tax Return.

(l) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times from December 31, 1997 through the Closing Date. Except as set forth on Schedule 3.9(l), at all times from December 31, 1997 through the Closing Date the Company has been a valid S corporation in all states (including the District of Columbia) that follow Federal income Tax laws concerning S corporation elections and in which the Company is required to file a Tax Return.

(m) Schedule 3.9(m) sets forth each trust, estate or any other person who is not an individual that has owned any capital stock in the Company and the period for which the stock was owned. Each trust listed on Schedule 3.9(m) is a trust described in Section 1361(c)(2)(A)(i) or Section 1361(c)(6) of the Code. All of the Company Shareholders are permitted shareholders of an S corporation within the purview of Section 1361(b)(1)(B) and (C) of the Code.

(n) The Company does not have more than one class of stock within the meaning of
Section 1361(b)(1)(D) of the Code.

(o) The Company has not, since January 1, 1998, acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.

(p) No Purchased Entity has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) during a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(q) There is no taxable income of any Purchased Entity that will be required under applicable Tax Law to be reported by any Purchased Entity for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date.

(r) None of the Purchased Entities has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(s) None of the Purchased Entities has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(t) The Company is not subject to the tax imposed under Section 1374(a) of the Code or under similar provisions of state or local law on recognized built-in gains arising from its S election effective December 31, 1997.

(u) The Company
has not made and is not required to make any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

(v) For purposes of this Agreement:

                  (i) "Tax" means any applicable federal, state, local or foreign income, sales, use, gross receipts, license, payroll, employment, excise, capital stock, franchise, withholding, social security, disability, real or personal property, escheat, unclaimed property, value added or other tax or claim of any kind whatsoever, including any interest, penalty or addition thereto, as required by applicable law.

                  (ii) "Tax Return" means any report, return, declaration or other information required to be supplied to a Governmental Entity by applicable law in connection with Taxes, including estimated returns, tax shelter disclosure and reportable transactions regulations and reports of every kind with respect to Taxes, as required by applicable law.

                  (iii) "Knowledge" means when used with respect to a natural person, the actual knowledge of such person. "Knowledge" means when used with respect to an entity that is not a natural person, the actual knowledge of the executive officers of such entity. With respect to the Company, its executive officers for purposes of this definition of Knowledge shall mean the Shareholders' Representative and the current Chief Executive Officer, Chief Financial Officer, Executive Vice President - Sales and Executive Vice President - Marketing.

         Section 3.10.      Title to Properties.

(a) The Company does not own any real property. Schedule 3.10(a) sets forth a complete and accurate list of all individual items of property with a current book value in excess of $100,000 that the Company owns or leases (the "Personal Property").

(b) The Company has title to, or a valid leasehold interest in, the Personal Property, in each case free and clear of all mortgages, liens, pledges, security interests, charges, and encumbrances on title of any nature ("Liens"), except for Liens for Taxes accrued but not yet payable, purchase money security interests and those mortgages, liens, pledges, security interests, charges, and encumbrances on title set forth on Schedule 3.10(b) (collectively, "Permitted Liens"). Section 3.11. Change of Control Agreements. Except as set forth on
Schedule 3.11, or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or increase the amount of any payment or benefit to any director, officer or employee of the Company.

         Section 3.12. Litigation. Except as set forth on Schedule 3.12, (a) there are no claims, suits, actions, arbitration or other material proceedings ("Litigation") pending or, to the Knowledge of the Company, material Litigation threatened against the Company, and (b) there are no outstanding judgments, orders, injunctions or awards against or relating to the Company.

         Section 3.13. Material Contracts. Schedule 3.13 sets forth a complete and accurate list of all executory contracts or contractual arrangements to which the Company is a party involving annual payments by the Company after January 1, 2005 in excess of $100,000 ("Material Contracts"), including: (i) agreements for the purchase or sale of any assets, (ii) agreements relating to indebtedness for borrowed money, (iii) contracts or licenses with customers, independent contractors, joint venture partners, suppliers, software developers, host providers, resellers or others, including all sales and open purchase orders, and (iv) leases of any real property or Personal Property. Schedule 3.13 sets forth a complete and accurate list of all executory contracts or contractual arrangements (without reference to the actual customer) to which the Company is a party which resulted in billings by the Company to any of the Company's current customers in calendar year 2004 in excess of $250,000 ("Customer Contracts"). Except as disclosed on Schedule 3.13, neither the Company nor, to the Knowledge of the Company, any other party thereto is in default in any material respect under any Material Contract or Customer Contract, nor to the Knowledge of the Company has any event occurred that could result in any such default. The Company has no "side agreement" or other understanding that would give any person the right to modify or amend any Material Contract or Customer Contract. Schedule 3.13 identifies with an asterisk each Material Contract or Customer Contract set forth therein that requires the consent of the other party thereto to avoid any breach, default or violation thereof in connection with the transactions contemplated hereby.

         Section 3.14.     Employee Benefit Plans.
                           ----------------------
         (a) Schedule 3.14(a) sets forth all plans, funds, programs, agreements or arrangements (whether written or oral) pursuant to which the Company or any of its subsidiaries provides benefits or remuneration (other than salaries and wages) to its employees, former employees, directors, independent contractors or contingent or leased employees or the dependents of any of them, including any bonus, incentive compensation, stock option, deferred compensation, severance or other compensation plan or employment agreement, any employee welfare plan or any defined benefit, profit sharing or savings or other employee pension benefit plan (collectively, "Current Benefit Plans").

         (b) For purposes of this Agreement, the term "Benefit Plan" includes each of the Current Benefit Plans and the Past Benefit Plans; and the term "Past Benefit Plan" means any plan, fund, program, agreement or arrangement that would be a Current Benefit Plan if it were now in effect, and was at any earlier time within the past six years sponsored or maintained or required to be sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries has made, or had an obligation to make, contributions providing for employee benefits or for the remuneration (other than salaries or wages), direct or indirect, of their employees, former employees, directors, independent contractors, contingent or leased employees, the spouses or the dependents of any of them. To the extent applicable, to the Knowledge of the Company, the Current Benefit Plans now comply, and the Past Benefit Plans did comply when they were in effect, in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. Any Current Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is an approved prototype plan with an opinion letter upon which the Company or a subsidiary is entitled to rely, and continues to satisfy in all material respects the requirements for such qualification. Neither the Company nor any affiliate of the Company that would be considered a single employer with the Company or any subsidiary under
Section 414 of the Code has maintained or contributed in the past six years to any Benefit Plan that is or was then covered by Title IV of ERISA or Section 412 of the Code that could reasonably be expected to result in a material penalty to the Company. Neither the Company, any subsidiary nor any Benefit Plan has incurred any material liability or penalty under Section 4975 of the Code or
Section 502(i) of ERISA, or engaged in any transaction that is reasonably likely to result in any such liability or penalty. To the Knowledge of the Company, the Company has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder ("COBRA"), and with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996. To the Knowledge of the Company, except as described in Schedule 3.14(b), each Benefit Plan has been maintained and administered during the past six years in material compliance with its terms and with all applicable law, including ERISA, the Code and federal and state securities laws.

         (c) There is no pending or, to the Knowledge of the Company, threatened Litigation involving any Benefit Plan (excluding routine claims for benefits incurred in the ordinary course of Benefit Plan activities). All contributions required to be made as of the date hereof to the Benefit Plans have been made or provided for.

         (d) Except as required under COBRA and similar state laws, and except as set forth in Schedule 3.14(d), the Company has no plan or arrangement which provides life insurance, medical or other employee welfare benefits to any employee or former employee upon retirement or termination of employment, and the Company has never represented or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

         (e) With respect to any Benefit Plan that is intended to be an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA) ("ESOP"), the ESOP has at all times been maintained and administered in all material respects in accordance with the applicable requirements of Section 4975(e)(7), Section 409(h), (o), (n), and (p), and
Section 664(g) of the Code, Section 407(d)(6) of ERISA and all applicable federal and state securities laws; any Company Shares or the stock of any subsidiaries of the Company held by the ESOP are and have at all times been in all material respects qualifying employer securities within the meaning of
Section 4975(e)(8) of the Code and Section 407(d)(5) of the Code; any loans made to the ESOP or guaranteed by a "disqualified person" (within the meaning of Section 4975(e)(2) of the Code or a "party in interest" within the meaning of
Section 3(14) of ERISA) are and have at all times been exempt in all material respects from the application of Section 4975(a) and (b) of the Code and Section 406 of ERISA; the ESOP has at all times complied in all material respects with the diversification requirements of Section 401(a)(28)(B) of the Code; and all valuations of qualifying employer securities held by the ESOP with respect to activities carried on by the ESOP have been made by an "independent appraiser" within the meaning of Section 401(a)(28)(C) of the Code. No ESOP participant is a "disqualified person" within the meaning of Section 409(p) of the Code with respect to the 2005 plan year. Except as set forth in Schedule 3.14(e), no person who has had an account under the ESOP in 2005 has "synthetic equity shares" (within the meaning of Section 409(p) of the Code), including (i) any stock option, warrant, restricted stock, deferred issuance stock right, stock appreciation right payable in stock of the Company or similar interest or right that gives the holder the right to acquire or receive stock of the Company in the future; (ii) any right to a future payment (payable in cash or any other form other than stock of the Company) from the Company that is based on the value of the Company's stock; (iii) any rights to acquire stock or similar interests in any entity in which the Company holds an interest and which is a partnership, a trust, an eligible entity that is disregarded as an entity that is separate from its owner under Treasury Regulation Section 301.7701-3 or a "qualified subchapter S subsidiary" under Section 1361(b)(3) of the Code (a "related entity"); (iv) any rights to acquire assets of the Company or a related entity (other than the right to acquire goods, services or property at fair market value in the ordinary course of business or fringe benefits excluded from gross income under Section 132 of the Code); or (v) any of the following with respect to the Company or a related entity: (A) any remuneration to which
Section 404(a)(5) of the Code applies, (B) any remuneration for which a deduction would be permitted under Section 404(a)(5) of the Code if separate accounts were maintained; any right to receive property to which Section 83 of the Code applies (including a payment to a trust described in Section 402(b) of the Code or to an annuity described in Section 403(c) of the Code) in a future year for the performance of services; (C) any transfer of property (to which Section 83 of the Code applies) in connection with the performance of services to the extent that the property is not substantially vested within the meaning of Treasury Regulation Section 1.83-3(i) by the end of the plan year in which transferred; (D) a split-dollar life insurance arrangement under Treasury Regulation Section 1.61-22(b) entered into in connection with the performance of services (other than one under which, at all times, the only economic benefit that will be provided under the arrangement is current life insurance protection as described in Treasury Regulation Section 1.61-22(d)(3); and (E) any other remuneration for services under a plan, or method or arrangement, deferring the receipt of compensation to a date that is after the fifteenth (15th) day of the third (3rd) calendar month after the end of the entity's taxable year in which the related services are rendered.

         (f) The Company has furnished or made available to Buyer complete and accurate copies of each Current Benefit Plan and its related trust agreement as in effect on the date hereof (if any), complete and accurate documentation of any loans made to a Current Benefit Plan that is an ESOP (including loan agreements, pledge agreements and notes), current summary plan description (if such plan is required to have a summary plan description under ERISA), the annual reports under the Form 5500 series, including all schedules thereto, filed with the Department of Labor or the Internal Revenue Service (if such plan is required to file annual reports under ERISA), with respect to each year for which the statute of limitations has not expired.

         Section 3.15.     Labor and Employment Matters.
                           ----------------------------

         (a) Except as set forth on Schedule 3.15, there are no agreements or arrangements on behalf of any officer, director or employee of the Company providing for payment or other benefits to such person or the establishment, increase, acceleration, vesting or enhancement of any benefit contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of the Company, other than any arrangements contemplated under this Agreement.

         (b) The Company is not a party to any collective bargaining agreement or other arrangement with a labor union or labor organization.

         (c) The Company has paid when due all material wages, bonuses, commissions, benefits, taxes, penalties or assessments owed to any officer, director, employee, sales representative, contractor, consultant or other agent. There are no investigations, proceedings or complaints of violations of any federal or state wage and hour laws pending or, to the Knowledge of the Company, threatened before the Department of Labor or any other Governmental Entity involving the Company.

         (d) The Company is in compliance in all material respects with all immigration laws, and there are no proceedings pending or, to the Knowledge of the Company, threatened before the Immigration and Naturalization Service or any other Governmental Entity which has responsibility for enforcing immigration laws involving the Company.

         (e) Except as set forth on Schedule 3.15, there are no investigations, proceedings, charges or complaints of discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity which has responsibility for enforcing employment laws involving the Company. Except as set forth on Schedule 3.15, no discrimination, retaliation or other claim is pending or, to the Knowledge of the Company, threatened against the Company under any federal law or any comparable state or local fair employment practices act regulating discrimination in the workplace.

         (f) The Company is not a federal or state contractor or subcontractor obligated to develop and maintain an affirmative action plan, and no claim or proceeding involving the Company is pending or, to the Knowledge of the Company, threatened with the Office of Federal Contract Compliance Programs or any other Governmental Entity.

         (g) No citation has been issued by the Occupational Safety and Health Administration ("OSHA") against the Company and no claim or proceeding is pending or, to the Knowledge of the Company, threatened against the Company under OSHA or any other applicable Law relating to occupational safety and health.

         Section 3.16.     Environmental Compliance and Disclosure.
                           ---------------------------------------
          (a) To the Knowledge of the Company, the Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under Laws relating to protection of the environment, pollution control and hazardous materials ("Environmental Laws") applicable to the Company.

          (b) To the Knowledge of the
Company, the Company has not received any notice of liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local Law.

          (c) The Company is in compliance in all
material respects with and, to the Knowledge of the Company, is not subject to any liability under applicable Environmental Laws.

          (d) To the Knowledge of the Company, neither the Company nor any other person has released hazardous materials in any amount that could reasonably be required to be remediated under applicable Environmental Laws on any real property owned or leased by the Company.

         Section 3.17.     Intellectual Property.
                           ---------------------
         (a) Schedule 3.17 sets forth a complete and accurate list of all of the following items (the "Intellectual Property Rights") which the Company owns and/or has a valid claim of ownership, excluding any ownership rights provided pursuant to Third Party License Agreements (as defined below): (i) United States and foreign patents and applications therefor, (ii) United States and foreign trademark, trade name, service mark and certification mark registrations and applications therefor at the federal, state or local level, and (iii) United States and foreign copyright registrations and applications therefor. Schedule
3.17 also sets forth a complete and accurate list of all items described in the previous sentence in which the Company holds a license from a third party, except licenses that involve the payment by the Company of less than $50,000 per year (the "Third Party License Agreements").

         (b) The Intellectual Property Rights are free and clear of any Liens, other than Permitted Liens, and are not subject to any license or other arrangement requiring payment to any third person with respect to the ownership thereof or the obligation to grant rights to any third person in exchange therefor. To the Knowledge of the Company, the Company has valid rights under the Third Party License Agreements. The Intellectual Property Rights and the rights underlying the Third Party License Agreements are all those material intellectual property rights of the type described in the first sentence of
Section 3.17(a) used by the Company in its business as presently conducted.

         (c) To the Knowledge of the Company, the validity of the Intellectual Property Rights and title thereto and the validity of the rights underlying the Third Party License Agreements have not been questioned in any Litigation. To the Knowledge of the Company, the business of the Company does not infringe and has not been alleged to infringe any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others.

         (d) Except as set forth on Schedule 3.17, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Intellectual Property Rights or the rights under any Third Party License Agreements. Except as expressly authorized by the Company, to the Knowledge of the Company there are no third parties using any of the Intellectual Property Rights material to the business of the Company as presently conducted.

         Section 3.18.     Company Software.
                           ----------------

         (a) Schedule 3.18 contains a complete and accurate list of all material software products, other than shrink-wrap licenses, click-through licenses or other similar end-user agreements for generally commercially available software, owned, marketed or licensed by the Company and currently in use by the Company (collectively, the "Company Software").

         (b) The Company owns, or possesses valid rights to, all Computer Software. There are no infringement proceedings pending or, to the Knowledge of the Company, threatened against the Company with respect to any Computer Software.

         Section 3.19. Brokers. No broker, finder or investment banker, other than Duff & Phelps, LLC (formerly, Valuemetrics Capital, L.L.C.) and Stout Risius Ross, Inc., is entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby, based upon arrangements made by or on behalf of the Company or the Controlling Shareholders.

         Section 3.20.     Notes and Accounts Receivable.
                           -----------------------------
         (a) Except as disclosed on Schedule 3.20, there are no notes receivable held by the Company owing by any director, officer, employee or shareholder of the Company.

         (b) Schedule 3.20 sets forth a complete and accurate schedule of the accounts receivable of the Company at February 28, 2005, showing the amount of each receivable and an aging of amounts due thereunder. All such receivables (net of any reserves shown thereon which are reflected on the balance sheet at December 31, 2004), and all receivables generated since that date subject to such reserve, (i) are valid and incurred in the ordinary course of business in a manner consistent with the Company's past practices, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are, to the Knowledge of the Company, not subject to any refund, adjustment, setoff or dispute.

         Section 3.21. Transactions with Affiliates. Except for compensation and benefits received in the ordinary course of business; contracts, agreements, instruments or understandings which will have no force or effect with respect to the Company at any time after the Closing Date; and except as set forth in
Schedule 3.21: no director, officer or employee of the Company or any affiliate of any such person has any interest in (i) any material contract, agreement or understanding relating to the business of the Company, (ii) any loan, understanding, agreement or contract relating to indebtedness for borrowed money of the Company, or (iii) any property, tangible or intangible, used in the business of the Company.

         Other than the specific representations and warranties set forth in
Article III with respect to the Company, neither the Company nor any of the Controlling Shareholders makes, and each further disclaims, any other representations and warranties.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company as follows:

         Section 4.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has full corporate power and authority and all necessary government approvals to own and operate it properties and assets and to conduct its business as presently conducted. Sub is a corporation duly organized and validly existing under the laws of the State of Minnesota and has full corporate power and authority to conduct its business as presently conducted.

         Section 4.2. Authority for Agreement. Buyer and Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer and Sub of this Agreement, and the consummation by Buyer and Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. No approval of the equity holders of Buyer or Sub (other than approval, which has already been given prior to the date of this Agreement, of this Agreement and the Articles of Merger by Buyer as the sole shareholder of Sub) is necessary for Buyer and Sub to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and Sub and constitutes the legal, valid and binding obligation of Buyer and Sub enforceable against Buyer and Sub in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

         Section 4.3. No Conflict. The execution and delivery of this Agreement by Buyer and Sub do not, and the performance of this Agreement by Buyer and Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or bylaws of Buyer or Sub, (ii) conflict with or violate in any material respect any Law applicable to Buyer or Sub or by which any property or asset of Buyer or Sub is bound or affected, or (iii) result in any breach of or constitute a default under any agreement to which Buyer or Sub is a party or by which Buyer or Sub is bound, except for any such breaches or defaults which in the aggregate would not reasonably be expected to have a Material Adverse Effect on Buyer or Sub.

         Section 4.4. Required Filings and Consents. The execution and delivery of this Agreement by Buyer and Sub do not, and the performance of this Agreement by Buyer and Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, other than those required by the HSR Act.

         Section 4.5. Brokers. No broker, finder or investment banker, other than Lane, Berry & Co. International, LLC and Wachovia Capital Markets, LLC, is entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Sub.

         Section 4.6. Merger Consideration. Buyer has sufficient, non-contingent financial resources to pay the full Aggregate Merger Consideration at Closing.

                                   ARTICLE V
                                    COVENANTS

          Section 5.1. Conduct of the Business Pending the Closing. The Company covenants and agrees that between the date of this Agreement and the Closing Date, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

         (a) The business of the Company shall be conducted in all material respects only in the ordinary course of business in a manner consistent with prior practice. The Company shall use all commercially reasonable efforts, consistent with past practices, to preserve substantially intact its business organization, to keep available the services of its current employees and to preserve the current relationships of the Company with customers, dealers, suppliers and other persons with which the Company has significant business relations, other than acts or omissions in the ordinary course of business consistent with past practices.

         (b) The Company shall not (i) declare or pay (other than the previously-approved April 2005 tax distribution to the Company Shareholders in the amount of approximately $3,900,000 and other tax distributions in the ordinary course) any dividends on or make other distributions in respect of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any shares of capital stock or any other securities; or (iii) repurchase or otherwise acquire any shares of its capital stock except in accordance with existing agreements. The parties acknowledge that the Company will be making its 2004 401(k) matching contribution to the Company ESOP in an amount which approximates $1,474,670, which will be made within the time frame required by applicable law (the "401(k) Match").

         (c) The Company shall not (i)
amend the Company Articles of Incorporation or the Company Bylaws; (ii) other than related to its Indebtedness for Borrowed Money, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; (iii) make any loans or advances to any other person except for normal travel advances or other business expenses of employees; (iv) sell or agree to sell any line of business or assets, other than sales of products and services and non-material assets in the ordinary course of business; (v) change in any significant way its accounting methods or policies for either financial accounting purposes (except as required by GAAP) or Tax purposes; (vi) make any change in employment terms for any of its directors, officers or employees, other than customary salary changes and adjustments in benefits in the ordinary course of business consistent with past practice; (vii) create any new obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, officers, directors or affiliates of the Company other than those made in the ordinary course of business consistent with past practice; or (viii) other than in the ordinary course of business, incur any unbudgeted obligation, liability or capital expenditure in excess of $100,000, individually. The parties acknowledge that the Company may terminate the split dollar insurance agreements described in Schedule 3.14 prior to Closing in accordance with their terms.

         (d) The Company will continue to collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice, and will not accelerate the collection of accounts receivable or stretch out the payment of accounts payable in a manner inconsistent with past practice.

         Section 5.2. Access to Information. From the date hereof to the Closing Date, the Company shall cause the officers, directors, employees, auditors, attorneys and other agents (collectively, the "Representatives") of the Company to afford the Representatives of Buyer reasonable access at all reasonable times to the officers, agents, properties, offices and other facilities, books and records of the Company, and shall furnish Buyer with all financial, operating and other data and information as Buyer, through its Representatives, may reasonably request, all subject to the Non-Disclosure Agreements dated October 19, 2004 and January 17, 2005, as updated from time to time, between Buyer and the Company.

          Section 5.3. Further Assurances.
Each of the parties hereto shall use all commercially reasonable efforts to take all necessary or appropriate action to consummate the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

         Section 5.4. Public Announcements.
Neither Buyer nor the Company shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other party, except as required by applicable Law. Buyer shall provide the Company with at least three days' advance notice of any press release or public statement relating to the Merger and will allow Company to review and comment thereon.

         Section 5.5. No Shop. Neither the Controlling Shareholders nor the Company shall solicit, initiate or encourage the submission of any Acquisition Proposal or participate in or encourage any discussion regarding any Acquisition Proposal. The Controlling Shareholders and the Company shall provide immediate notice to Buyer of their receipt of any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or any significant portion of the assets of the Company or any equity interest in the Company.

         Section 5.6 Regulatory Matters and Approvals. Buyer and the Company will file as soon as practicable after the date hereof any notification and report forms and other materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (collectively, "HSR Authority") under the HSR Act, will use their reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable, and will take all reasonable actions requested by any HSR Authority to ensure approval or non-objection under the HSR Act.

         Section 5.7.      Tax Matters.

         (a) Responsibility for Filing Tax Returns.

                  (i) Buyer shall prepare and file (applying Tax accounting methods and entity classifications in a manner consistent with the Company's past filings), or cause to be prepared and filed, at the Surviving Company's cost and expense, all Tax Returns for any taxable period ending on or before the Closing Date ("Pre-Closing Tax Period") that are to be filed after the Closing Date; provided, however, that Buyer shall permit the Shareholders' Representative to review, comment and approve (such approval not to be unreasonably withheld or unduly delayed) each such Tax Return prior to filing. The Surviving Company shall pay, on a timely basis (taking into account all extension of due dates), any Taxes of the Company with respect to such Tax Returns.

                  (ii) In the event of any disagreement between Buyer and the Shareholders' Representative regarding items set forth on the Tax Returns described in this Section 5.7(a), Buyer and the Shareholders' Representative shall, in good faith, use their best efforts to agree on such items. If such efforts fail, the parties shall resolve such disagreement using Independent Accountants pursuant to the procedures set forth in Section 1.5(c) of this Agreement.

         (b)      Audits and Other Tax Proceedings.

                  (i) Notice of Tax Disputes. If any Tax authority disputes any item on a Tax Return of the Company for any Pre-Closing Tax Period, the person receiving notice of the dispute shall promptly notify each other party. If any Tax authority disputes any item on a Tax Return of the Company for any Tax period ending after the Closing Date (a "Post-Closing Tax Period"), and that item is reasonably likely to affect any Tax liability of the Company Shareholders, is reasonably likely to result in a claim against the Escrow Fund or is reasonably likely to cause the Controlling Shareholders to have an indemnification obligation under Section 8.1, the person receiving notice of the dispute shall promptly notify each other party.

                  (ii) Pre-Closing Tax Periods. The Shareholders' Representative shall control the conduct, subject to reimbursement from the Escrow Fund, of all stages of any Tax audit or other administrative or judicial Tax proceeding (a "Tax Proceeding") with respect to any of the Purchased Entities for any Pre-Closing Tax Period; provided, however, that the Shareholders' Representative shall allow Buyer to participate in any such Tax Proceeding, and the Shareholders' Representative shall not with respect to any such Tax Proceeding controlled by him accept any proposed adjustment or enter into any settlement or agreement that would create additional Tax liabilities of the Company or Buyer (unless they would be fully indemnified by the Escrow Fund and/or the Controlling Shareholders), without the express written consent of Buyer, which consent shall not be unreasonably withheld or unduly delayed; and provided further that if such Tax Proceeding relates primarily to material Taxes for which the Company or any of the Purchased Entities may be potentially liable and for which the Controlling Shareholders are not required to fully indemnify Buyer under Section 8.1, then Buyer shall have the right to control the Tax Proceeding. The Shareholders' Representative shall have the right to participate in any such Tax Proceeding controlled by Buyer and in which the Controlling Shareholders are reasonably likely to have an indemnification obligation under Section 8.1 (by a claim against the Escrow Fund or otherwise) or in which the Controlling Shareholders may be potentially liable for any Tax; and Buyer shall not with respect to any such Tax Proceeding accept any proposed adjustment or enter into any settlement or agreement that would materially increase such indemnification obligation or would create additional Tax liabilities of the Company Shareholders with respect to the Section 338(h)(10) Election Taxes under Section 1.5(f), or otherwise, without the express written consent of the Shareholders' Representative, which consent shall not be unreasonably withheld or unduly delayed.

                  (iii) Post-Closing Tax Periods. Buyer shall control the conduct of all stages of any Tax Proceeding with respect to the Purchased Entities for any Post-Closing Tax Period; provided, however, that if any such Tax Proceeding is reasonably likely to affect any Tax liability of the Company Shareholders, is reasonably likely to result in a claim against the Escrow Fund or is reasonably likely to cause the Controlling Shareholders to have an indemnification obligation under
         Section 8.1, Buyer shall allow the Shareholders' Representative to participate in the Tax Proceeding; and Buyer shall not with respect to any such Tax Proceeding accept any proposed adjustment or enter into any settlement or agreement that would materially increase such indemnification obligation or would create additional Tax liabilities of the Company Shareholders with respect to the Section 338(h)(10) Election Taxes under Section 1.5(f), or otherwise, without the express written consent of the Shareholders' Representative, which consent shall not be unreasonably withheld or unduly delayed; and provided further that if such Tax Proceeding relates solely to Taxes for which the Controlling Shareholders are required to fully indemnify Buyer under Section 8.1 (by a claim against the Escrow Fund or otherwise) or for which any of the Controlling Shareholders would be liable, the Shareholders' Representative shall have the right to control, subject to reimbursement from the Escrow Fund, the conduct of all stages of the Tax Proceeding, and shall allow Buyer to participate in the Tax Proceeding; and the Shareholders' Representative shall not with respect to any such Tax Proceeding controlled by him accept any proposed adjustment or enter into any settlement or agreement that would create additional Tax liabilities of the Company or Buyer (unless they would be fully indemnified by the Escrow Fund and/or the Controlling Shareholders), without the express written consent of Buyer, which consent shall not be unreasonably withheld or unduly delayed.

         (c) Cooperation on Tax Matters.

                  (i) Buyer, the Purchased Entities, the Controlling Shareholders and the Shareholders" Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.7 and any Tax Proceeding. Such cooperation shall include the retention and (upon another party's reasonable request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company, the other Purchased Entities, the Controlling Shareholders and the Shareholders' Representative agree
         (A) to retain all books and records with respect to Tax matters pertinent to the Purchased Entities relating to any Pre-Closing Tax Period ended on or before the Closing Date until the expiration of the statute of limitations (with due regard for any extensions thereof) of the respective taxable periods, and (B) after such expiration to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the party in possession of such records shall allow the other party to take possession of such books and records.

                  (ii) The parties further agree, upon request, to use reasonable commercial efforts (at the expense of the requesting party) to obtain any certificate or other document from any Governmental Entity or any other person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The parties further agree, upon reasonable request, to provide any other party with all information that such other party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

         (d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Purchased Entities shall be terminated as of the Closing Date and, after the Closing Date, the Purchased Entities shall not be bound thereby or have any liability thereunder.

         (e) Payment of Surviving Company Debt. If the Surviving Company has any debts that are subject to the deduction timing rules of Code Section 404 and they are due within the payment period specified in such section following the Closing Date, the Surviving Company will pay them in a timely manner pursuant to such Code section in order to ensure an allowable tax deduction to the Company as of the Closing Date. If the Surviving Company elects to exercise the prepayment option pursuant to the Company's 2002 Long Term Executive Compensation Plan, such payment(s) will be subject to the previous sentence.

         (f) Allocation for the Final S Corporation Return of the Company. The parties understand that Code Sections 1362(e)(6)(C) and 1362(e)(6)(D) will require the Company's final S corporation return to reflect the Code Section 338(h)(10) gain or loss and taxable income or loss from January 1, 2005 through the Closing Date by closing the books as of the Closing Date and using normal tax accounting rules for determining the taxable income and loss for the period. The parties agree that, if necessary, they will cooperate in an election under Code Section 1362(e)(3) not to apply the pro rata income allocation rules for the Company's final S corporation return.

         Section 5.8. Controlling Shareholders' Release. Effective as of the Closing Date and conditioned upon the Closing, each of the Controlling Shareholders (for itself, himself or herself and all of its, his or her successors and assigns) does hereby knowingly and voluntarily irrevocably release and forever discharge the Company and all of its successors and assigns, from any and all claims, demands and causes of action of any kind, either now accrued or hereafter maturing, which the Controlling Shareholders now have or hereafter may have arising on or prior to the date of this Agreement, whether known or unknown (the "Released Claims"), but expressly excluding (a) claims under any Benefit Plan, (b) any rights to indemnity under the Company's existing Bylaws and Company Articles of Incorporation or any other rights to indemnity under any applicable Law, (c) any claims under this Agreement, including any rights to indemnity or the Per Share Merger Consideration, or (d) any claims pursuant to agreements disclosed in any of the Schedules. The Controlling Shareholders further agree never to commence any suit or other proceeding against the Company with respect to any such Released Claims.

         Section 5.9.      Employee Benefits.

         (a) Liberty Shares Freedom and Cavion 401(k) Plans. On and after the date of this Agreement and until the Closing Date: (i) the Company shall continue tosponsor, maintain and administer the Liberty Shares Freedom Plan
(the "Freedom Plan") and shall cause its affiliate, Cavion, to continue to sponsor and maintain the Cavion 401(k) Plan (the "Cavion Plan") in accordance with their respective terms and conditions, as set forth in their respective plan and trust documents as of the date of this Agreement, and in accordance with applicable law; (ii) the Company shall continue to fund and shall cause Cavion to continue to fund all employee contributions to the 401(k) components of the Freedom Plan and the Cavion Plans (the "401(k) Plan Components") which are required during this time period, and may continue to fund, or cause Cavion to fund, under the 401(k) Plan Components, any discretionary employer contributions in amounts not in excess of the discretionary employer contributions previously made by the Company and the affiliate to the Freedom and Cavion Plans; (iii) neither the Company nor Cavion shall amend, or cause an amendment of, the Freedom or Cavion
Plans without the prior written consent of Buyer, except for any amendment (as to which Buyer will be given the opportunity to review and comment) which is necessary to maintain the tax-qualification of the Freedom or Cavion Plan and their related employee benefit trusts for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, and to implement the amendments referred to in subsections (b) through (e), and to provide that each participant's Freedom Plan and Cavion Plan account will become 100 percent vested and non-forfeitable as of the Closing Date; (iv) neither the Company nor Cavion shall terminate the appointment of any fiduciary as defined in ERISA with respect to the Freedom Plan or Cavion Plan without the prior written consent of Buyer, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and (v) neither the Company nor Cavion shall terminate, or cause the termination of, any agreement with any service provider providing services to the Freedom Plan or Cavion 401(k) Plan as of the date of this Agreement without the prior written consent of Buyer, except for any termination attributable to a breach by such service provider of its duties.

         (b) Termination of Plans. Immediately prior to the Closing, the Board of Directors of the Company shall adopt resolutions (which include appropriate amendments to the Freedom Plan) that terminate the Freedom Plan effective immediately prior to the Closing, and the Company shall cause the Board of Directors of Cavion to adopt resolutions (which include appropriate amendments to the Cavion Plan) that terminate the Cavion Plan, effective immediately prior to the Closing. As soon as practical following the Closing, Buyer shall file applications with the IRS for determination letters to the effect that the termination of the Freedom Plan and Cavion Plan will not affect their tax qualified status. As soon as practicable after the receipt of a favorable IRS determination letter with respect to each such plan that considers the effect of the termination, the assets of that plan shall be distributed in a lump sum to participants or transferred in a direct rollover to Buyer's 401(k) Plan (as defined below).

        (c) Status of Trustee Under and Disposition of Company ESOP. Buyer and the Company shall take such actions as may be necessary to maintain GreatBanc Trust Company ("GreatBanc"), or a trustee with experience and capabilities which are comparable to those of GreatBanc, as the discretionary trustee of the Company ESOP until the first date as of which the Company ESOP's entire interest in the Aggregate Merger Consideration has been paid to the ESOP trustee and such interest, and all other assets under the ESOP, have been allocated and transferred to the 401(k) Component accounts of eligible participants in accordance with the terms of the ESOP.

         (d) Participation in Buyer 401(k) Plans. Effective as soon as practicable after the Closing, the employees of Company and Cavion shall be eligible to participate in the tax-qualified 401(k) plan sponsored by Buyer (the "Buyer 401(k) Plan") under the same provisions that are generally applicable to similarly situated employees of Buyer. The employees of the Company, the other Purchased Entities and Cavion shall receive credit for service with the Company, the other Purchased Entities and Cavion prior to the Closing Date, for purposes of participation and vesting under the Buyer 401(k) Plan.

         (e) Plan Administration. Except as otherwise provided in subsections
(a) through (e), on and after the Closing Date, Buyer shall be responsible for administering the Company's Benefit Plans whose sponsorship is assumed or continued by the Surviving Corporation ("Assumed Plans"). In addition, Buyer shall be responsible for providing all notices and continuation coverage required under COBRA with respect to the Assumed Plans after the Closing Date.

         Section 5.10. Officers and Directors Insurance Coverage. Buyer shall cause to be maintained in effect an extended reporting period ("Tail Coverage") for the current directors' and officers', fiduciary and outside directorship liability insurance policies maintained by the Company that will cover claims of the Shareholders' Representative and current and former directors, officers, members of the Company's Freedom Plan and Internal Management Committees and the trustee of the Company ESOP, arising from facts or events that occurred prior to the Effective Time (including the transactions contemplated by this Agreement) but for which no circumstances were reported to the insurer until after the Effective Time. Subject to market availability and/or existing policy language, such coverage shall have an effective date beginning upon the date of policy cancellation and lasting for six years from the Effective Time (the "Tail Coverage Period"). The Tail Coverage shall be non-cancelable upon payment of premium. Should the insurance company providing such coverage become insolvent during the Tail Coverage Period, Buyer shall cause to be obtained for the remainder of such Tail Coverage Period directors' and officers' liability insurance with coverage limits of not less than such limits currently in effect, and providing for coverage no less comprehensive than the coverage currently in effect. Notwithstanding any other provision of this Agreement, in no event shall Buyer be required to expend pursuant to this Section 5.10 during the Tail Coverage Period more than an aggregate amount equal to 400% (the "Tail Coverage Cap") of the current annual premium paid by the Company for such insurance. In the event that Buyer would be required to expend more than the Tail Coverage Cap to maintain such coverage, Buyer shall pay up to the Tail Coverage Cap and the Shareholders' Representative will be authorized to instruct the Escrow Agent to pay any remaining amounts necessary to cover the remaining shortfall from the Escrow Fund.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Buyer, Sub, the Company, the Controlling Shareholders and the Shareholders' Representative to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

         (a) No temporary restraining order,
preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

         (b) No suit, investigation,
action or other proceeding brought by a Governmental Entity shall be pending against Buyer, Sub or the Company which, in the reasonable opinion of counsel for the Company or Buyer, would be likely to restrain or prohibit any such party from consummating the transactions contemplated hereby or result in damages or other relief being obtained from such party, except where such suit, investigation, action or other proceeding is not likely to result in a Material Adverse Effect.

         (c) All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the parties shall have received any other required authorizations, consents and approvals of any Governmental Entity, except where the failure to receive such other required authorization, consent and approval is not likely to result in a Material Adverse Effect.

         (d) This Agreement and the Merger shall have been duly approved by the Company Shareholders as required by Minnesota Law.

         Section 6.2. Conditions to Obligations of Buyer and Sub. The obligations of Buyer and Sub to consummate the transactions contemplated by this Agreement are further subject to satisfaction of the following conditions:

         (a) The representations and warranties set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, other than such representations and warranties which speak only as to a specific date.

         (b) The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

         (c) No Company Material Adverse Effect shall have occurred since the date of this Agreement which is not adequately covered by insurance.

         (d) The Company shall have delivered to Buyer a certificate (in form reasonably satisfactory to Buyer) of the Shareholders' Representative to the effect that each of the conditions specified in (a) through (c) above is satisfied in all respects.

         (e) Buyer shall have received from counsel to the Company an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.

         (f) The Company and Shareholders' Representative shall have executed and delivered to Buyer the Escrow Agreement.

         (g) The Company shall have furnished Buyer with financial statements for 2003, together with the audit report of Grant Thornton LLP, which report will not indicate any event or condition which could result in or constitute a Material Adverse Effect.

          (h) Subject to Buyer fulfilling its preparation, execution and delivery obligations under Section 1.5(b) hereof, each of the Company Shareholders shall have executed and delivered to Buyer a form(s) 8023 (and any necessary state forms) as prepared by Buyer and agreed to by the Company Shareholders pursuant to Section 1.5(b) consenting to the making of a timely election under Section 338(h)(10) of the Code.

         Buyer may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

         Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is further subject to satisfaction of the following conditions:

         (a) The representations and warranties set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

         (b) Buyer and Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

         (c) Buyer shall have delivered to the Company a certificate (in form reasonably satisfactory to the Company) of a Vice President of Buyer to the effect that each of the conditions specified in (a) and (b) above is satisfied in all respects.

         (d) The Company shall have received from counsel to Buyer an opinion, dated as of the Closing Date, in form and substance reasonably acceptable to the Company, covering the matters set forth in Sections 4.1 through 4.4.

         (e) Buyer shall have executed and delivered to Company the Escrow Agreement, which agreement shall also have been executed by the Escrow Agent.

         (f) No Company Shareholder shall have exercised dissenter's rights under Minnesota law, and there shall be no Dissenting Shares as of the Closing Date.

         (g) All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

         The Company may waive any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.

                                  ARTICLE VII
                                   TERMINATION

         Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) By written consent of the Company and Buyer.

          (b) By either Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided however, that the party terminating this Agreement pursuant to this
Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated prior to such termination.

          (c) By either Buyer or the Company in the event that the other party shall breach in any material respect any of its respective representations, warranties, covenants or other obligations hereunder and, within 10 business days (up to 30 business days if the party subject to such cure is making good faith efforts to cure such breach) after written notice of such breach to the breaching party, such breach shall not have been cured.

         (d) By either Buyer or the Company if the Closing shall not have occurred on or before December 31, 2005 by reason of the Merger's failure to comply with the HSR Act; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

         Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein, provided, however, each party shall have the right to make any claims under this Agreement for breach or default.

                                  ARTICLE VIII
                            OBLIGATIONS AFTER CLOSING

         Section 8.1.      Indemnification Obligations.

         (a) The representations and warranties of the Company contained in
Article III shall survive until such date as is 18 months from the Closing Date, at which time such representations and warranties shall expire together with the Buyer Indemnified Parties' right to assert any claim for indemnification or recovery under this Agreement or otherwise; provided, however, that the representations and warranties of the Company contained in Section 3.9 with respect to Taxes shall survive until such date which is 60 months from the Closing Date ("Tax Indemnification Period"), at which time such representations and warranties shall expire and any and all indemnifications obligations with respect thereto shall terminate.

         (b) From and after the Closing Date, Buyer and the Surviving Corporation, and their respective officers, directors, employees, agents and representatives (collectively, the "Buyer Indemnified Parties") shall be held harmless and indemnified from the Escrow Fund from and against any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages whenever arising or incurred, including, without limitation, amounts paid in settlement and reasonable outside accountant, tax consultant and attorney fees and expenses (collectively, "Losses") which any of them may incur by reason of (i) any breach of any representation, warranty, covenant or agreement made by the Company or any Controlling Shareholder in this Agreement (with respect to the Company, only those covenants and agreements which are to occur prior to the Closing Date), (ii) any amounts paid to holders of Dissenting Shares in excess of the Per Share Merger Consideration that otherwise would have been paid to such holders had they not dissented (clauses
(i) and (ii) collectively, the "Buyer Losses"). The aggregate amount of all Buyer Losses and Tax Losses (as defined below) for which the Buyer Indemnified Parties shall be entitled to be indemnified shall not exceed $8,000,000 and the Escrow Fund shall be the sole source of recourse for all such Losses. In addition, following the earlier of the expiration of the Escrow Claims Period or the date the Escrow Fund is fully depleted, the Buyer Indemnified Parties shall be entitled to additional indemnification in an amount of up to $40,000,000 (which amount will be reduced dollar for dollar with respect to 338 Losses (as defined below) to the extent the Escrow Fund has been applied against or reserved for 338 Losses)(the "Tax Limit") with respect to Losses arising solely out of breaches of the representations and warranties set forth in Section 3.9 ("Section 3.9 Losses") or a determination that the Section 338(h)(10) Election is not valid under applicable law solely as a result of (x) the Company's failure to be treated as an S corporation under the Code for all Pre-Closing Tax Periods in which the Company existed, (y) acts of the Company or the Company Shareholders prior to the Closing Date, or (z) a breach by the Shareholders' Representative of his express obligations set forth in Section 1.5(b) of this Agreement related to the
Section 338(h)(10) Election ("338 Losses", and together with the Section 3.9 Losses, collectively, "Tax Losses"). Notwithstanding any other provision in this Agreement, the Buyer Indemnified Parties shall not be entitled to be indemnified
(x) for any Buyer Losses (other than Tax Losses) unless and until the aggregate amount of Buyer Losses exceeds $250,000 (the "Threshold"), or (y) for any Tax Losses unless and until the aggregate amount of Tax Losses exceeds $50,000 (the "Tax Threshold"), in either of which case the amount of Buyer Losses in excess of the Threshold, or Tax Losses in excess of the Tax Threshold, subject to the limits of the Escrow Fund (except as discussed in the proviso below), shall then be subject to indemnity. Upon the release of the Escrow Fund, all amounts shall be allocated among the Controlling Shareholders as set forth in the Escrow Agreement. Except as set forth below, the Escrow Fund shall be the exclusive source of indemnification and recovery for Losses by the Buyer Indemnified Parties; provided, however, upon termination of the Escrow Fund, the Buyer Indemnified Parties may seek recourse against the Controlling Shareholders directly with respect to any Tax Losses not paid from the Escrow Fund until the expiration of the Tax Indemnification Period, as set forth in Section 8.1(a) and only up to the Tax Limit. Buyer agrees that the Company or the Controlling Shareholders (or any of them) may procure insurance to cover all or a portion of the Tax Losses in an amount determined by the Controlling Shareholders ("Tax Insurance") and Buyer will cooperate with the Company and the Controlling Shareholders to procure the Tax Insurance. Buyer agrees that the Shareholders' Representative will have exclusive control of and the right to make all decisions with respect to the Tax Insurance regardless of who is the owner of the Tax Insurance policy. If the Tax Insurance is so procured, then Buyer will make all of its Tax Loss claims against the Tax Insurance and will only make direct claims against the Controlling Shareholders (subject to the limitations in this Agreement) if the Tax Insurance does not satisfy such Tax Losses or the Tax Insurance underwriter refuses or fails to pay such Tax Losses for any reason.

         (c) From and after the Closing Date, the Shareholders' Representative, as the agent and on behalf of the Controlling Shareholders, the Company ESOP and its fiduciaries, participants and beneficiaries, and each of their respective officers, directors, employees, agents and representatives, as applicable (collectively, the "Shareholder Indemnified Parties"), shall be held harmless and indemnified by Buyer from and against any and all Losses which any of them may incur by reason of any breach of any representation, warranty, covenant, agreement or undertaking made by Buyer, Sub or the Surviving Company in this Agreement or the Escrow Agreement (the "Shareholder Losses").

         (d) All indemnified parties under this Section 8.1 ("Indemnitees") shall use their reasonable efforts to mitigate any Losses in connection with an indemnity claim made pursuant to Article VIII, including, without limitation, by using reasonable efforts to submit and obtain payment on insurance claims where there are third-party insurance policies covering such Losses and secure insurance benefits (if any). If the amount of Losses, at any time prior to or subsequent to the payment thereof by an indemnitor to an Indemnitee pursuant to this Article VIII is reduced pursuant to any insurance coverage, the amount of such reduction (net of (i) any out-of-pocket expenses, (ii) increases in premiums or (iii) any deductible incurred in obtaining such reduction) shall promptly be repaid by the Indemnitee to the applicable indemnitor. Furthermore, all indemnification obligations under this Article VIII shall be reduced by the then present value of any net Tax benefit (including as a result of any basis adjustment) to the indemnified party arising from or relating to any such indemnified Loss.

         Section 8.2.      Indemnification Procedure.

         (a) Promptly after receipt by a Buyer Indemnified Party or a Shareholder Indemnified Party, as applicable (referred to herein as an "Indemnified Party"), of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Losses, such Indemnified Party shall notify the Shareholders' Representative or Buyer, as applicable (referred to herein as the "Indemnifying Party"), within 20 days of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement, and such failure shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 30 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 30-day period, then the Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such action or proceeding and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the other party reasonably apprised of the status of the defense of any action and to cooperate in good faith with each other with respect to the defense of any such action.

         (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, unless the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 8.2(a); provided, however, that such claim shall not be settled or compromised without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. An Indemnifying Party may not, without the prior written consent of any Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, the Indemnifying Party pays in full any obligation imposed on the Indemnified Party by such settlement, compromise or consent and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

         (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party in accordance with the Escrow Agreement and such claim shall be handled in accordance with the Escrow Agreement.

         (d) The Shareholders' Representative shall have the right to pay all costs and expenses incurred in investigating, defending (including reasonable fees and disbursements of counsel), settling, compromising and paying third party claims as described and authorized in Sections 8.2(a) and 8.2(b) out of the Escrow Fund. The Escrow Agreement shall direct the Escrow Agent to pay such amounts out of the Escrow Fund to and for the benefit of the Shareholders' Representative upon his demand.

         (e) If any provisions of this Section 8.2 conflict with the procedures and administration set forth in Section 5.7, the applicable provisions of
Section 5.7 shall control.

         Section 8.3. Sole Remedy. From and after the Closing Date, the indemnities provided for in this Article VIII shall be the exclusive remedies of the Buyer Indemnified Parties and Shareholder Indemnified Parties for any breach of any representation, warranty, covenant, agreement or undertaking by the Company, the Controlling Shareholders or Buyer. In furtherance of the foregoing, except for claims for Losses permitted by this Article VIII, Buyer and Sub hereby waive on behalf of themselves and all Buyer Indemnified Parties, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action arising out of or related to this Agreement or the Merger (other than claims of, or causes of actions arising from, fraud or intentional misrepresentation) which the Buyer Indemnified Parties may have against the Company Shareholders or the Company.

         Section 8.4.      Shareholders' Representative.

         (a) The Shareholders' Representative shall act as the exclusive representative of each Controlling Shareholder for the purpose of settling on their behalf claims made by any Buyer Indemnified Party under Section 8.1(b) or asserting on their behalf claims against Buyer under Section 8.1(c), representing them in any indemnification proceedings under Section 8.2, and representing them in connection with any other claim by any Buyer Indemnified Party. The Shareholders' Representative shall also act as the exclusive representative of each Controlling Shareholder for the purpose of instructing the Escrow Agent as to distributions from the Escrow Fund. Each Controlling Shareholder shall be bound by any action taken by the Shareholders' Representative on their behalf.

         (b) The Buyer Indemnified Parties and the Escrow Agent shall be entitled to rely exclusively upon any notice or communication given by the Shareholders' Representative with respect to the Controlling Shareholders and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon such notice or communication. The Buyer Indemnified Parties and the Escrow Agent shall be entitled to disregard any notice or communication from any Controlling Shareholder with respect to the matters described in this
Section 8.4 unless given or made through the Shareholders' Representative.

         (c) In the event of the inability of the Shareholders' Representative to perform its functions hereunder, a majority of the Controlling Shareholders, voting in proportion to the number of Company Shares owned by them on the Closing Date, shall appoint a substitute Shareholders' Representative.

         (d) The Shareholders' Representative shall not be liable to any Controlling Shareholder for any action taken or omitted to be taken by it as the Shareholders' Representative unless it is proved by clear and convincing evidence that its action or failure to act was undertaken with willful or deliberate intent to cause injury to the Controlling Shareholders. Without limiting the foregoing, the Shareholders' Representative shall not be liable to any Controlling Shareholder for any action taken or omitted to be taken by it as the Shareholders' Representative in good faith in reliance upon any advice, opinion, report or other information prepared by legal counsel, public accountants or other professionals. The Shareholders' Representative shall be indemnified and held harmless out of the Escrow Fund prior to any such distribution being made, from and against any Loss or expense of any nature incurred by the Shareholders' Representative arising out of its duties as Shareholders' Representative, including reasonable legal fees and other costs and expenses of defending against any claim arising out of such duties, unless such Loss or expense shall be caused by the willful or deliberate misconduct of the Shareholders' Representative.

         Section 8.5. Company ESOP. Section 8.4 shall not apply to the Company ESOP, which the parties acknowledge to be represented by GreatBanc, as trustee (or any duly appointed successor).

         Section 8.6       Escrow Claims Period.

         (a) For purposes of this Agreement, the "Escrow Claims Period" shall be the time period during which a claim for indemnification may be asserted against the Escrow Fund under this Agreement and the Escrow Agreement by a Buyer Indemnified Party. The Escrow Claims Period shall commence on the Closing Date and shall terminate on such date which is 18 months from the Closing Date, at which time any remaining funds in the Escrow Fund shall be released and distributed to the Controlling Shareholders, subject to the provisions of the Escrow Agreement. Thereafter, the Controlling Shareholders shall have no further indemnification or other obligations to the Buyer Indemnified Parties under this
Article VIII, other than indemnification obligations specifically set forth in this Article VIII with respect to Tax Losses, subject to the Tax Indemnification Period and the Tax Limit.

         (b) If the Buyer Indemnified Parties fail to give written notice to the Shareholders' Representative of a claim for any Buyer Losses prior to the close of business on the last day of the Escrow Claims Period, then such claim will be barred. If the Buyer Indemnified Parties fail to give written notice to the Shareholders' Representative of a claim for any Tax Losses prior to the close of business on the last day of the Tax Indemnification Period, then such claim will be barred. Notwithstanding the foregoing and the provisions of Section 8.6(a), if prior to the close of business on the last day of the Escrow Claims Period or the Tax Indemnification Period, as applicable, the Shareholders' Representative shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. All undisputed portions of the Escrow Fund shall be distributed pursuant to this Article VIII and the Escrow Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service), sent by registered or certified mail, overnight courier or confirmed telecopy transmission, and shall be deemed received upon the date of receipt thereof.

         If to Buyer or Sub:         John H. Harland Company
                                     2939 Miller Road
                                     Decatur, Georgia 30035
                                     Attention:  John C. Walters
                                     Facsimile:  770-593-5619

         If to the Company or the    David L. Copham
         Controlling Shareholders:   11290 Longwater Chase Court
                                     Ft. Myers, FL 33908
                                     Facsimile: 941-466-0778

                                     With a copy to:

                                     Maslon Edelman Borman & Brand, LLP
                                     90 South 7th Street
                                     Minneapolis, MN 55331
                                     Attn: Shawn McIntee
                                     Facsimile:  612-642-8316

         Notice of change of address shall be given in the manner detailed in this Section 9.1.

         Section 9.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Buyer and Sub may freely assign their rights to another subsidiary of Buyer without such prior written approval but no such assignment shall relieve Buyer or Sub of any of its obligations hereunder.

         Section 9.3. Partial Invalidity. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.

         Section 9.4. Waivers. No waiver of any breach of any provision herein shall be deemed a waiver of any preceding or succeeding breach thereof and all waivers must be in writing. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

         Section 9.5. Expenses. Each party shall bear its own professional fees and other out-of-pocket expenses relating to the transactions contemplated by this Agreement except as provided in this Agreement.

         Section 9.6. Legal and Accounting Fees. In the event any action or proceeding is instituted by a party hereto by reason of any breach on the part of the other party arising out of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of the action or proceeding, including reasonable attorneys' and accounting fees.

         Section 9.7. Entire Agreement. Except for the Non-Disclosure Agreements described in Section 5.2 hereof, this Agreement (including each Exhibit and Schedule) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings with respect thereto. This Agreement may not be amended or modified except by written instrument signed by the parties hereto.

         Section 9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law principles. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any legal proceeding arising out of or relating to this Agreement shall be instituted only in the federal courts located in Hennepin County, Minnesota, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such legal proceeding, including, without limitation, any objection based on the grounds of forum non conveniens, in the aforesaid courts.

         Section 9.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Buyer, Sub, the Company, the Controlling Shareholders and the Shareholders' Representative have caused this Agreement to be executed as of the date first written above.

                             JOHN H. HARLAND COMPANY


                  By:
                       ------------------------------------------------------
                       John C. Walters, Senior Vice President

                             JUSTICE ACQUISITION CORPORATION


                  By:
                       ------------------------------------------------------
                       John C. Walters, Vice President

                             LIBERTY ENTERPRISES, INC.


                  By:
                       ------------------------------------------------------
                       Stanley C. Hollen, Chief Executive Officer


                             CONTROLLING SHAREHOLDERS:

                       David L. Copham Florida Intangible Tax Trust u/a/d
                       12/9/03


                  By:
                       ------------------------------------------------------
                       Cheryl K. Copham, Trustee

                       Cheryl K. Copham Revocable Trust u/a/d 10/12/99, as amended


                  By:
                       ------------------------------------------------------
                       David L. Copham, as Co-Trustee


                  By:
                       ------------------------------------------------------
                       Cheryl K. Copham, as Co-Trustee

                       Cheryl K. Copham Grantor Retained Annuity Trust u/a/d 4/19/04


                  By:
                       ------------------------------------------------------
                       Cheryl K. Copham, Trustee


                       David L. Copham Family Trust u/a/d 5/31/95


                  By:
                       ------------------------------------------------------
                       Ken Kinsley, Trustee

                       Kristen M. Copham Revocable Trust u/a/d 10/29/03


                  By:
                       ------------------------------------------------------
                       Kristen M. Copham, Trustee


                       -----------------------------------------
                       John D. Copham


                             SHAREHOLDERS' REPRESENTATIVE



                  By:
                       ------------------------------------------------------
                       David L. Copham